Exhibit 99.1

NGL Energy Partners LP Signs Purchase Agreement to Acquire TransMontaigne GP and Related Assets

TULSA, Okla.—(BUSINESS WIRE)—June 9, 2014 — NGL Energy Partners LP (NYSE:NGL) announced today that it has entered into a definitive purchase agreement with affiliates of Morgan Stanley to acquire (i) TransMontaigne Inc., the owner of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P., a master limited partnership that trades on the New York Stock Exchange, (ii) the limited partnership units of TransMontaigne Partners L.P.held by Morgan Stanley, amounting to approximately 19.7% of the outstanding units, and (iii) certain entities associated with the TransMontaigne business as well as the related inventory and pipeline and other contract rights. The definitive agreement contemplates the purchase of Morgan Stanley’s energy business related to TransMontaigne on a debt-free basis for a cash purchase price of $200 million, including working capital, plus an additional amount for inventory transferred at the closing.

The consummation of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. The acquisition is anticipated to close in the third quarter of 2014. The transaction does not involve the sale or purchase of any of the LP units owned by the public.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio River and in the Southeastern United States. TransMontaigne Partners L.P. provides integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalts. TransMontaigne Partners L.P. does not purchase or market products that it handles or transports.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail propane. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

In connection with the proposed acquisition, LCT Capital and UBS Investment Bank are serving as NGL’s financial advisors and Winston & Strawn LLP is serving as NGL’s legal counsel.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com